Exhibit 4.1

DESCRIPTION OF SOUTHERN STATES CAPITAL STOCK
The authorized capital stock of Southern States Bancshares, Inc. (“Southern States,” “we,” “us” or “our”) consists of 30,000,000 shares of voting common stock, $5.00 par value per share, 5,000,000 shares of non-voting common stock, $5.00 par value per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.
The following summary of the capital stock, amended and restated certificate of incorporation and bylaws of Southern States does not purport to be complete and is qualified in their entirety by reference to the applicable provisions of the Alabama Business Corporation Law of 2019 (“ABCL”) and to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the Annual Report on Form 10-K (the “Annual Report”) of which this exhibit 4.1 is also filed. Unless otherwise noted herein, references to our common stock include both our voting and non-voting common stock.
Common Stock
Voting Rights. Except for holders of our non-voting common stock, each holder of voting common stock is entitled to one vote per share on any issue requiring a vote of stockholders at any meeting. At each annual meeting, the holders of our common stock will elect nominees to the board of directors by a plurality vote. There is no cumulative voting in the election of directors. If a quorum is present, the transaction of any business at a stockholders’ meeting, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action.
Dividend Rights. Our stockholders are entitled to receive dividends on common stock only if, when and as declared by our board of directors from funds legally available therefor under Alabama corporate law and as limited by our banking regulators. Our voting common stock ranks pari passu with our non-voting common stock with respect to the payment of dividends and distributions. The principal source of the payment of dividends by Southern States is the payment of dividends to it by Southern States Bank. Please see “Item 1 and Item 2. Business and Properties—Supervision and Regulation” and” Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities—Dividends and Dividend Policy” in our Annual Report for a description of certain limitations and restrictions on the payment of dividends applicable to us and Southern States Bank.
Liquidation and Dissolution Rights. In the event of any liquidation or dissolution of Southern States, the holders of the common stock are entitled to receive, in cash or in kind, the assets of Southern States available for distribution that are remaining after payment or provision for payment of Southern States’ debts and liabilities and the preference of any outstanding preferred stock. Our voting common stock ranks pari passu with our non-voting common stock with respect to rights upon liquidation and dissolution.
Non-voting Common Stock. The non-voting common stock has no voting rights except as otherwise required by law. The non-voting common stock is non-voting in the hands of any holder or its affiliates that own or control 9.9% or more of Southern States’ voting securities of any class or series. A holder of non-voting common stock may convert shares of non-voting common stock into shares of voting common stock at any time or from time to time, provided the holder and its affiliates do not own or control more than 9.9% of the Company’s voting securities of any class or series. Upon the sale or transfer of the non-voting stock to any person unaffiliated with the holder who holds or controls less than 9.9% of Southern States’ voting securities of any class or series, such transferred shares automatically will become an identical number of shares of voting common stock, as provided in Southern States certificate of incorporation.
Other Matters. There is no redemption right, sinking fund provision, or right of conversion, except for our non-voting common stock, with respect to Southern States’ common stock. Holders of the shares of common stock do not have preemptive rights to subscribe for additional shares when additional shares are offered for sale by Southern States.
Preferred Stock
We may issue up to 2,000,000 shares of preferred stock, $0.01 par value per share, in one or more classes or series as determined by our board of directors from time to time as necessary without further action by the holders of our common stock. The board of directors has the power to issue preferred stock and establish for each series of preferred stock the number of shares, voting rights, dividend rights, preferences as to dividends and liquidation, and other relative, participating or other rights, if any, and qualifications, limitations or restrictions, including redemption features and rights on liquidation or dissolution of Southern States. See “—Anti-takeover Effect of Governing Documents and Applicable Law” below.
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Anti-takeover Effect of Governing Documents and Applicable Law
Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our stockholders to be in their best interests. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions may also serve to discourage hostile takeover practices and inadequate takeover bids. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.
Authorized but Unissued Capital Stock. The authorized common stock of Southern States consists of 30,000,000 shares and 2,000,000 shares of preferred stock. Subject to the limitations of any exchange on which our capital stock is listed, the board of directors may authorize the issuance of one or more series of preferred stock without stockholder approval and may issue additional shares of common stock without shareholder approval, in each case from our authorized but unissued capital. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise. In addition, the authorized but unissued shares of common stock may be issued for any proper purpose approved by the board of directors, except where such issuances are limited by the ABCL and rules of the NASDAQ. Although Southern States’ board of directors may issue additional shares of common stock or non-voting common stock, the Company intends to issue only voting common stock in the future.
Stockholder Proposals. Our bylaws include specific procedures for stockholder proposals, including proposed nominations for directors, to be brought at stockholder meetings including that the stockholder must be a stockholder of record at the time of giving of notice of such meeting by the board of directors and a stockholder of record for the record date of the annual meeting, and comply with the procedures set forth in our bylaws as to such nomination or other business. Notice of a stockholder proposal notice must generally be delivered to the secretary of Southern States no less than 60 days nor more than 90 days prior to the stockholder meeting. The notice of the stockholder proposal must include certain information listed in our bylaws, including, but not limited to, the name and address of each stockholder making the proposal, the name and address of any nominee for director, the class and number of shares of our capital stock, any proxy used in connection with the proposal, a description of the business desired to be brought before the meeting, and a description of all agreements, arrangements and understandings between the stockholder proposing the business to be brought before the meeting and any other affiliates and associates with whom the requesting stockholder is acting in concert in connection with the proposal.
Special Meeting and Action by Written Consent in Lieu of Meeting. Our certificate of incorporation allows for any action required by the ABCL to be taken at any annual or special meeting of the stockholders. However, stockholders may not act by written consent nor may stockholders call special meetings of stockholders. Southern States’ bylaws provide that only the board of directors may call a special meeting of stockholders at any time.
Amendments. Upon a proposal by Southern States’ board of directors, Southern States’ certificate of incorporation may be amended with the approval of the stockholders at a meeting at which a quorum consisting of a majority of the votes entitled to be cast on the amendment exists. Southern States’ bylaws provide that only the board of directors may call a special meeting of stockholders at any time. The bylaws may not be amended or repealed by stockholders without the affirmative vote of at least 75% of the stockholders at any annual meeting.
Board Composition and Director Changes. The bylaws of Southern States provides that the board of directors may be comprised of not less than five nor more than 15 persons. The bylaws provide that the board of directors may increase or decrease the number of directors within such limits. The bylaws provide that any vacancy in the board of directors may be filled by the board of directors. Despite the expiration of a director’s term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated, provided any such decrease does not shorten a director’s term. Stockholders of Southern States may remove one or more directors only for cause.
Exclusive Forum
The Southern States bylaws provide that unless Southern States otherwise consents in writing to the selection of an alternative forum, the Calhoun County Circuit Court of the State of Alabama, or the circuit court of the county in which Southern States is otherwise headquartered will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Southern States, any action asserting a claim of breach of a fiduciary duty owed to Southern States, or its stockholders, by any of its directors, officers or other employees, any action asserting a claim arising pursuant to any provision of the ABCL, or any action asserting a claim governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation
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has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Indemnification of Directors and Officers
Subject to applicable law, a director shall not be held personally liable to Southern States or its stockholders for monetary damages for any action taken, or any failure to take any action as a director, except that a director’s liability shall not be eliminated for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on Southern States or the stockholders; (iii) a violation of section 10A-2A-8.32 of the ABCL; or (iv) an intentional violation of criminal law. It is the intention that the directors of Southern States be protected from personal liability to the fullest extent permitted by the ABCL as it now or hereafter exists. If at any time in the future the ABCL is modified to permit further or additional limitations on the extent to which directors may be held personally liable to Southern States, the protection afforded by Southern States’ certificate of incorporation shall be expanded to afford the maximum protection permitted under such law.
Subject to the above limitations and in accordance with the ABCL, Southern States will indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter in the proceeding to which he or she was a party because he or she is or was a director or officer of Southern States against reasonable expenses incurred in connection with the proceeding, notwithstanding that he or she was not successful on any other claim, issue or matter in any such proceeding.
Furthermore, the ABCL provides that Southern States may indemnify an individual made a party to a proceeding because he or she is or was a director or officer of Southern States against liability incurred in a proceeding if: (1) he or she conducted himself or herself in good faith; and (2) he or she reasonably believed (a) in the case of conduct in his or her official capacity with Southern States, that his or her conduct was in its best interest; and (b) in all other cases, that his or her conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding he or she had no reasonable cause to believe his or her conduct was unlawful. Southern States may not indemnify a director or officer in connection with a proceeding by or in the right of Southern States in which the director or officer has not met the relevant standard of conduct; or in connection with any other proceeding charging improper personal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that financial benefit was improperly received by him or her.
Under the ABCL, Southern States may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with a proceeding by an individual who is a party to the proceeding because that individual is a director, if the director delivers to Southern States a signed written undertaking to repay any funds advanced if (i) the director is not entitled to mandatory indemnification, and (ii) it is ultimately determined that the director is not entitled to indemnification.

Southern States and Southern States Bank have procured a directors and officers liability insurance policy providing for insurance against certain liabilities incurred by directors and officers of Southern States and Southern States Bank while serving in their capacities as such, to the extent such liabilities could be indemnified under the above provisions.
Transfer Agent and Registrar
Computershare is the transfer agent and registrar for our common stock.

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